Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FDCTECH, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JUNE, A.D. 2026, AT 11:54 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5943514 8100
SR# 20263559152

Authentication: 204393800
Date: 06-30-26

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
FDCTECH, INC.

The Corporation, organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of FDCTECH, INC. ("Corporation"), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring the said Amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article should be and read as follows:

(a) The total number of shares of stock which the Corporation shall have authority to issue is 760,000,000 shares, consisting of 750,000,000 shares of Common Stock having a par value of $.0001 per share and 10,000,000 shares of Preferred Stock having a par value of $.0001 per share.

The authority of the Board of Directors concerning each series of Preferred Stock shall include, but not be limited to, determine the qualifications, limitations, voting and other powers, preferences, and relative, participating, optional or other rights of the Preferred Stock.

(b) That it is in the best interest of the Corporation and its shareholders, and having been granted the authority to amend the Corporation's articles of incorporation to reverse split the Corporation's common stock by the stockholders, we hereby approve the reverse split of the Corporation's issued and outstanding Common Stock whereby each one hundred (100) shares of Common Stock will be converted into one (1) share of Common Stock. Any fractional shares resulting from such reverse stock split shall be rounded up to the nearest whole share of Common Stock.

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice by Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That said, the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said the Corporation has caused this certificate to be signed this 29th day of June, 2026.

By: Imran Firoz

Title: CFO

Name: Imran Firoz

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 06/29/2026
FILED 11:54 AM 06/29/2026
SR 20263559152 - File Number 5943514